Exhibit 99.1
     TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc. Pete Collins, Chief Financial Officer (323) 266-3072

Investor Relations Rob Whetstone PondelWilkinson Inc. (310) 279-5980
TRUE RELIGION APPAREL RECEIVES ANTICIPATED NASDAQ
LETTER REGARDING DELAYED 10-Q FILING
Vernon, California — August 17, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination letter on August 14, 2007, indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14). As anticipated, this letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2007. Pending a decision by the Panel, the Company’s shares will remain listed on the Nasdaq Global Market
     As previously announced on August 7, 2007, the Company currently is addressing a question regarding the $1.2 million expense recorded in the first quarter of 2007 when it changed its restricted stock compensation accounting method. The Company is considering if some, or all, of this expense should have been recorded in 2006 instead of 2007, and if any revision to its prior year financial statements is necessary. The Company intends to file its quarterly report on Form 10-Q for the quarter ended June 30, 2007, as soon as practicable after reaching a conclusion on this matter.
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, denim-related sportswear and licensed products, may be found in premier department stores and boutiques in 50 countries, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature
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True Religion Apparel, Inc.
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of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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